Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Pyxis Oncology, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit(1)	Maximum Offering Price(1)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	457(c)	39,200,306	$3.28	$128,577,003.68	0.00013810	$17,756.48	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—		—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—		—	—	—	—	—
	Total Offering Amounts					$128,577,003.68		$17,756.48
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$17,756.48

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The offering price per share and aggregate offering price are based upon the average of the high and low prices for the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on August 19, 2026, a date within five business days prior to the filing of this Registration Statement.